Exhibit 1.3
ASSIGNMENT AND ASSUMPTION AGREEMENT

TO:	CRCC-Tongguan Investment (Canada) Co., Ltd. (the “Assignee”)

RE:	Support agreement (the “Support Agreement”) dated December 28, 2009 between Tongling Nonferrous Metals Group Holdings Co., Ltd. (“Tongling”), China Railway Construction Corporation Limited (“CRCC”), CRCC-Tongguan Investment Co., Ltd. (the “Assignor”) and Corriente Resources Inc. (“Corriente”)
     WHEREAS Tongling, CRCC, the Assignor and Corriente entered into the Support Agreement, pursuant to which the Assignor agreed, among other things, to make an offer (the “Offer”) to acquire all of the outstanding common shares of Corriente, and Corriente agreed, among other things, to support the Offer;
     AND WHEREAS, pursuant to section 2.12 and section 10.11 of the Support Agreement, the Assignor may assign all or any part of its rights or obligations under the Support Agreement to an Offeror Affiliate (as defined in the Support Agreement), provided that the Assignor shall remain responsible under the Support Agreement for all of such obligations;
     AND WHEREAS the Assignee is a wholly-owned subsidiary of the Assignor and is an Offeror Affiliate as defined in the Support Agreement;
     AND WHEREAS, in connection with the making of the Offer, the Assignor has agreed to assign to the Assignee all the rights of the Assignor, and the Assignee has agreed to assume from the Assignor all the obligations of the Assignor, under the Support Agreement;
NOW THEREFORE the parties agree as follows:
1. Assignment to Assignee
     The Assignor hereby assigns, transfers and conveys to the Assignee all of its rights under the Support Agreement.
2. Consent of the Assignee
     The Assignee hereby accepts the assignment, transfer and conveyance contained in Section 1 hereof and agrees to assume from the Assignor all of the obligations of the Assignor under the Support Agreement as if the Assignee had been the original signatory thereto in place of the Assignor.
3. Acknowledgement of Assignor
     The Assignor hereby acknowledges that notwithstanding the assumption contained in Section 2 hereof, the Assignor shall remain responsible for all of its obligations under the Support Agreement and continue to be liable to Corriente for any default in performance by the Assignee under the Support Agreement.

4. Further Assurances
     Each of the parties hereto shall execute and deliver all such further documents and do such other things as any other party may reasonably request to give full effect to this Agreement.
5. Governing Law
     This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable in that province.
6. Counterparts
     This Agreement may be executed in any number of counterparts and all such counterparts together shall constitute one and the same Agreement.
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     IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.
     DATED January 25, 2010.

CRCC-TONGGUAN INVESTMENT CO., LTD.
by	/s/ Shouhua JIN
	Name:	Shouhua JIN
	Title:	Director

by	/s/ Dongqing LI
	Name:	Dongqing LI
	Title:	Chief Executive Officer

CRCC-TONGGUAN INVESTMENT (CANADA) CO., LTD.
by	/s/ Shouhua JIN
	Name:	Shouhua JIN
	Title:	Director

by	/s/ Dongqing LI
	Name:	Dongqing LI
	Title:	Chief Executive Officer